Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Allen H. Blake                    Terrance M. McCarthy
           President and                     Senior Executive Vice President and
           Chief Executive Officer           Chief Operating Officer
           First Banks, Inc.                 First Banks, Inc.
           (314) 592-5000                    (314) 592-5000

Traded:    NYSE
Symbol:    FBSPrA - (First  Preferred  Capital  Trust IV, an affiliated trust of
                    First Banks, Inc.)

FOR IMMEDIATE RELEASE:

            First Banks, Inc. Announces Record Fourth Quarter 2006 Earnings

        St. Louis, Missouri, January 24, 2007. First Banks, Inc. ("First Banks" or the "Company") reported record earnings of $30.9 million for the three months ended December 31, 2006, compared to $20.4 million for the comparable period in 2005. Return on average assets and return on average stockholders' equity for the fourth quarter of 2006 were 1.23% and 15.76%, respectively, compared to 0.89% and 11.94% for the comparable period in 2005. First Banks reported earnings for the year ended December 31, 2006 of $111.7 million, a 15% increase over earnings of $96.9 million for 2005. The Company's return on average assets and return on average stockholders' equity for the year ended December 31, 2006 were 1.16% and 15.26%, respectively, compared to 1.10% and 15.11% in 2005. Net income for the three months and year ended December 31, 2006 reflects increased net interest income and noninterest income, partially offset by higher noninterest expense. The provision for loan losses increased for the year ended December 31, 2006, compared to 2005, but remained at the same level for the fourth quarter of 2006 and 2005.

        Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance for the fourth quarter of 2006 marks several key milestones in the history of First Banks. We realized record quarterly earnings of $30.9 million, an increase of nearly 52% over earnings for the fourth quarter of 2005, and record annual earnings of $111.7 million, successfully crossing over the $100.0 million earnings threshold. Our total assets surpassed the $10.0 billion level during the quarter, and we ended the year with $10.16 billion in assets. This reflects growth of nearly 11% over 2005 that was generated by organic growth and expansion through acquisitions of banks and other financial service companies in our target markets." Mr. Blake added, "Furthermore, we achieved a substantial reduction in nonperforming assets of over 44% during 2006, reflecting the culmination of our efforts to improve asset quality though a combination of sales of certain nonperforming loans, loan payoffs and the diligent efforts of our commercial credit team."

        In November 2006, First Banks announced plans to significantly expand its Texas banking franchise with the upcoming acquisition of Royal Oaks Bancshares, Inc. ("Royal Oaks") and its wholly owned banking subsidiary, Royal Oaks Bank, ssb. Royal Oaks, headquartered in Houston, Texas, reported assets of approximately $206.5 million at December 31, 2006 and currently operates five banking offices in the Houston area. This transaction, which is subject to regulatory and shareholder approvals, is scheduled to close in the first quarter of 2007. Additionally, in November 2006, First Banks completed its acquisition of three branch offices of MidAmerica National Bank in central Illinois, expanding its presence in Peoria and adding one branch office in Bloomington, and acquired one branch office of First Bank of Beverly Hills, in Beverly Hills, California.

        Total assets increased $988.4 million to $10.16 billion at December 31, 2006, from $9.17 billion at December 31, 2005, attributable to growth through acquisitions in the Company's target markets and internal growth. Loans, net of unearned discount, increased $645.7 million to $7.67 billion at December 31, 2006, from $7.02 billion at December 31, 2005, reflecting internal growth and the addition of $545.0 million of loans associated with acquisition activity in 2006. This increase was partially offset by the securitization of $138.9 million of residential mortgage loans held in the Company's loan portfolio that were transferred to the investment portfolio earlier in the year, the sale of $127.8 million of residential mortgage loans held in portfolio during the third and fourth quarters of 2006, and the sale of approximately $65.1 million of commercial loans, including $47.3 million of nonperforming loans, during the fourth quarter of 2006. The investment portfolio increased $124.2 million during the year to $1.46 billion at December 31, 2006, reflecting the increase associated with the loan securitization previously discussed, an increase in the trading portfolio, and a decrease of securities associated with a net reduction in the Company's term repurchase agreements to better position the Company's overall interest rate risk profile. Intangible assets, comprised of goodwill, core deposit intangibles and customer list intangibles, increased $103.5 million, reflecting completion of ten acquisition transactions in 2006.

        Deposits increased $901.3 million to $8.44 billion at December 31, 2006, from $7.54 billion at December 31, 2005, reflecting internal growth through enhanced product and service offerings and marketing campaigns, as well as growth from acquisition activity in 2006, which added $475.6 million of deposits. Other borrowings declined $165.3 million to $373.9 million at December 31, 2006, primarily attributable to the repayment of Federal Home Loan Bank advances assumed with bank acquisitions and a net reduction of $100.0 million of term repurchase agreements during 2006. The Company also reduced its notes payable by $35.0 million during 2006 through principal repayments. Additionally, in order to provide supplementary capital resources for continued growth, the Company issued an aggregate of $139.2 million of subordinated debentures in private placements through four newly formed statutory trusts during 2006. First Banks also repaid in full $56.9 million of subordinated debentures in conjunction with the redemption of $55.2 million of trust preferred securities on December 31, 2006.

        Net interest income increased to $98.7 million and $384.4 million for the three months and year ended December 31, 2006, respectively, compared to $87.1 million and $325.7 million for the comparable periods in 2005, representing increases of $11.6 million and $58.8 million, respectively. Net interest margin was 4.27% and 4.36% for the three months and year ended December 31, 2006, respectively, compared to 4.12% and 4.01% for the same periods in 2005. The increased net interest income and net interest margin for 2006 was primarily attributable to an increase in average interest-earning assets and higher yields on those assets stemming from internal growth, growth through acquisitions and higher interest rates. The increase in interest income was partially offset by increased interest expense related to increasing deposit balances with a trend towards increased time deposits over transactional accounts, coupled with higher interest rates paid on deposits and on short-term and long-term borrowings. Average interest-earning assets increased to $9.20 billion and $8.86 billion for the three months and year ended December 31, 2006, respectively, from $8.42 billion and $8.15 billion for the comparable periods in 2005, reflecting increases in average loans of $861.4 million and $1.04 billion, respectively, partially offset by decreases in average investment securities of $224.5 million and $376.1 million, respectively. Average deposits increased $885.1 million and $809.9 million for the three months and year ended December 31, 2006, respectively, compared to the same periods in 2005. Average other borrowings and notes payable, in aggregate, decreased $208.6 million and $139.2 million for the three months and year ended December 31, 2006, respectively. Average subordinated debentures increased $98.7 million and $22.3 million for the three months and year ended December 31, 2006, respectively, compared to the same periods in 2005. The decrease in net interest margin during the fourth quarter of 2006 primarily resulted from increased deposits and higher rates paid on those deposits.

        The Company reduced its nonperforming assets to $55.2 million at December 31, 2006, from $86.0 million at September 30, 2006 and $99.2 million at December 31, 2005, representing reductions in nonperforming assets of 36% and 44%, respectively. Nonperforming loans were $48.7 million, or 0.64% of loans, net of unearned discount, at December 31, 2006, compared to $79.1 million, or 1.02% of loans, net of unearned discount, at September 30, 2006, and $97.2 million, or 1.38% of loans, net of unearned discount, at December 31, 2005. The decrease in nonperforming loans resulted from the sale of approximately $14.8 million of nonperforming loans in December 2006, the sale in the first and second quarters of 2006 of approximately $32.5 million of nonperforming loans held for sale, and loan payoffs of various credits, including the payoff of two significant nonperforming loans totaling $27.3 million in aggregate. The majority of nonperforming loans sold during 2006 represented nonperforming loans that were acquired through bank acquisitions. The overall decrease in nonperforming loans was partially offset by the deterioration of certain credit relationships throughout 2006, as discussed below.

        The allowance for loan losses was $145.7 million at December 31, 2006, compared to $149.3 million at September 30, 2006 and $135.3 million at December 31, 2005, representing 1.90%, 1.93% and 1.93% of loans, respectively, and 299.05%, 188.79% and 139.23% of nonperforming loans, respectively. The Company recorded a provision for loan losses of $4.0 million and $12.0 million for the three months and year ended December 31, 2006, respectively. The Company recorded a provision for loan losses of $4.0 million for the fourth quarter of 2005, and a negative provision for loan losses of $4.0 million for the year ended December 31, 2005 commensurate with the decreasing credit risk that existed in the loan portfolio during 2005. The increase in the provision for loan losses in 2006 primarily reflects loan portfolio growth, coupled with increased loan charge-offs, predominantly in the fourth quarter of 2006, and the deterioration of certain large relationships within the residential development and construction portfolio during the later part of 2006 that were primarily driven by current market conditions, including slowdowns in unit sales. The Company recorded net loan charge-offs of $7.6 million and $6.8 million for the three months and year ended December 31, 2006, compared to $8.6 million and $13.4 million for the comparable periods in 2005. Net loan charge-offs for the fourth quarter of 2006 include approximately $3.3 million of loan charge-offs associated with two significant residential development project relationships that were placed on nonaccrual status during 2006, as well as an additional $2.3 million recorded in conjunction with the transfer of certain commercial loans to the loans held for sale portfolio prior to their sale in December 2006. Net loan charge-offs also include a $5.0 million recovery recorded in the first quarter of 2006 on the payoff of a single nonperforming loan.

        Noninterest income was $31.6 million and $112.9 million for the three months and year ended December 31, 2006, respectively, compared to $23.7 million and $96.1 million for the comparable periods in 2005, representing increases of 33% and 18%, respectively. Noninterest income for 2006 reflects increased gains on loans sold and held for sale, commission fee income of $4.8 million associated with the Company's insurance brokerage agency acquired in March 2006, and increased service charges on deposit accounts and customer service fees related to higher deposit balances. Gains on loans sold and held for sale increased $5.6 million and $5.2 million for the three months and year ended December 31, 2006, respectively, compared to the same periods in 2005, and is primarily attributable to the loan sales previously discussed. Noninterest income for 2006 also includes $3.8 million of gains on the sale of other assets. The increases in noninterest income were partially offset by a decrease in recoveries of certain loan balances that had been previously charged-off by financial institutions acquired by First Banks, specifically, recoveries of $1.1 million for 2006, which were recorded during the first nine months of 2006, in comparison to recoveries of $1.2 million and $3.6 million for the three months and year ended December 31, 2005.

        Noninterest expense was $82.9 million and $319.2 million for the three months and year ended December 31, 2006, respectively, compared to $75.8 million and $277.6 million for the comparable periods in 2005. The Company's efficiency ratio was 63.61% and 64.18% for the three months and year ended December 31, 2006, respectively, compared to 68.33% and 65.83% for the same periods in 2005. The increase in noninterest expense for the three months and year ended December 31, 2006, compared to the comparable periods in 2005, was primarily attributable to: salaries and employee benefits expense, which increased $5.7 million and $27.1 million, respectively; occupancy expenses, which increased $1.0 million and $4.9 million, respectively; and amortization of intangible assets, which increased $1.4 million and $3.3 million, respectively. The increased expense levels for 2006 are commensurate with the Company's significant expansion in several key dynamic market areas of its branch office network and employee base resulting from the acquisition of an insurance premium finance company and an insurance brokerage agency in 2006, the addition of 20 branch offices associated with acquisitions in 2005 and 2006, and a 15% increase in the full-time equivalent employee base during 2006.

        The effective tax rate was 29.0% and 33.1% for the three months and year ended December 31, 2006, respectively, in comparison to 35.2% and 35.4% for the comparable periods in 2005. The effective tax rates for 2006 reflect a $2.5 million reduction in the provision for federal and state income taxes in the fourth quarter of 2006 related to tax credits associated with a partnership investment, and reductions of the provision for federal and state income taxes of $3.2 million and $930,000 in the first and fourth quarters of 2006, respectively, resulting from the reversal of certain tax reserves no longer deemed necessary. The effective tax rates for 2005 reflect a reversal of a $3.1 million state tax reserve in the third quarter of 2005 that was no longer deemed necessary as a result of the resolution of a potential tax liability and a tax benefit of $3.1 million relating to the utilization of certain federal and state tax credits.

        First Banks had assets of $10.16 billion at December 31, 2006 and currently operates 188 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements
                            ------------------
in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.



                                            FIRST BANKS, INC.
                                            FINANCIAL SUMMARY
                                  (in thousands, except per share data)
                                              (unaudited)


                                         Selected Operating Data

                                                                Three Months Ended          Year Ended
                                                                   December 31,            December 31,
                                                              ----------------------   --------------------
                                                                 2006        2005        2006        2005
                                                                 ----        ----        ----        ----

   Interest income..........................................  $ 173,046     136,723     646,304     493,940
   Interest expense.........................................     74,334      49,588     261,862     168,259
                                                              ---------    --------    --------    --------
       Net interest income..................................     98,712      87,135     384,442     325,681
   Provision for loan losses................................      4,000       4,000      12,000      (4,000)
                                                              ---------    --------    --------    --------
       Net interest income after provision for loan losses..     94,712      83,135     372,442     329,681
                                                              ---------    --------    --------    --------
   Noninterest income.......................................     31,573      23,731     112,943      96,085
   Noninterest expense......................................     82,877      75,756     319,216     277,638
                                                              ---------    --------    --------    --------
       Income before provision for income taxes and
           minority interest in loss of subsidiary..........     43,408      31,110     166,169     148,128
   Provision for income taxes...............................     12,610      10,941      55,062      52,509
                                                              ---------    --------    --------    --------
       Income before minority interest in loss
           of subsidiary....................................     30,798      20,169     111,107      95,619
   Minority interest in loss of subsidiary..................       (147)       (251)       (587)     (1,287)
                                                              ---------    --------    --------    --------
       Net income...........................................  $  30,945      20,420     111,694      96,906
                                                              =========    ========    ========    ========

   Basic earnings per common share..........................  $1,296.75      851.91    4,687.38    4,062.36
                                                              =========    ========    ========    ========

   Diluted earnings per common share........................  $1,285.63      846.12    4,630.72    4,007.46
                                                              =========    ========    ========    ========


                                         Selected Financial Data

                                                                         December 31,      December 31,
                                                                             2006              2005
                                                                             ----              ----

   Total assets........................................................  $10,158,714        9,170,333
   Investment securities...............................................    1,464,946        1,340,783
   Loans, net of unearned discount.....................................    7,666,481        7,020,771
   Allowance for loan losses...........................................      145,729          135,330
   Deposits............................................................    8,443,086        7,541,831
   Other borrowings....................................................      373,899          539,174
   Notes payable.......................................................       65,000          100,000
   Subordinated debentures.............................................      297,966          215,461
   Stockholders' equity................................................      800,435          678,938
   Nonperforming assets................................................       55,163           99,221


                                         Selected Financial Ratios

                                                              Three Months Ended             Year Ended
                                                                 December 31,               December 31,
                                                              ------------------          -----------------
                                                                2006       2005            2006       2005
                                                                ----       ----            ----       ----

   Return on average assets.................................    1.23%      0.89%           1.16%      1.10%
   Return on average equity.................................   15.76      11.94           15.26      15.11
   Net interest margin......................................    4.27       4.12            4.36       4.01
   Efficiency ratio.........................................   63.61      68.33           64.18      65.83
